UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2006

Interactive Intelligence, Inc.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	000-27385 (Commission File Number)	35-1933097 (IRS Employer Identification No.)
 7601 Interactive Way
Indianapolis, IN 46278
(Address of Principal Executive Offices)

317-872-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 13, 2006, Interactive Intelligence, Inc. (“Interactive”) entered into Change of Control and Retention Agreements (each, a “Retention Agreement”) with three of its executive officers: Stephen R. Head, Chief Financial Officer; Joseph A. Staples, Senior Vice President of Worldwide Marketing; and Pamela J. Hynes, Vice President of Customer Services (each, an "Officer").

Under the terms of each Retention Agreement, in the event of a “Change of Control” (as described below) of Interactive, each of the Officers will be entitled, if his or her employment is terminated by Interactive without Cause (as defined in the Retention Agreement) or he or she resigns for Good Reason (as defined in the Retention Agreement), in each case during the period commencing on the date Interactive publicly announces a definitive agreement that results in a Change of Control and ending on the date which is 18 months after the Change of Control, (a) to receive a cash severance payment equal to the lesser of the Officer's annual base salary or the amount of salary the Officer would have received had he or she remained with Interactive through the first anniversary date of the Change of Control, (b) to have accelerated the vesting of his or her unvested options to purchase common stock of Interactive and any other then unvested or restricted equity grants in each case that would have become vested based solely on the passage of time during the two year period following the date of termination of employment, (c) to receive a lump sum cash stipend equal to 12 times the monthly premium for COBRA continuation coverage (whether or not the Officer actually elects COBRA continuation coverage), and (d) to receive coverage under Interactive's directors' and officers' insurance policy for 24 months following the termination of employment. The Retention Agreements also provide that if any amounts payable to the Officer under the Retention Agreement or otherwise would be subject to the excise tax or denial of deduction imposed by Sections 280G and 4999 of the Internal Revenue Code, then the amounts payable will be reduced in order to avoid any such excess parachute payment.

“Change of Control” is generally defined in the Retention Agreements as follows: (a) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the “beneficial ownership” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Interactive representing fifty (50%) percent or more of (i) the then outstanding shares of common stock of Interactive, or (ii) the combined voting power of Interactive’s then outstanding voting securities; provided, however, that acquisitions from or by Interactive or one of its employee benefit plans, and acquisitions by Donald E. Brown, M.D. or upon his death, shall not constitute a Change of Control; (b) Interactive is party to a merger or consolidation which results in the voting securities of Interactive outstanding immediately prior thereto failing to continue to represent at least fifty (50%) percent of the combined voting power of the voting securities of Interactive or the surviving entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of Interactive’s assets; (d) a change in the composition of the Board of Directors of Interactive within any consecutive two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (meaning directors who either (i) were directors of Interactive as of the effective date of the Retention Agreement, or (ii) are elected, or nominated for election, to the Board of Directors with the affirmative votes of a least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest related to the election of directors of Interactive); or (e) the dissolution or liquidation of Interactive.

The foregoing description of the Retention Agreements is qualified in its entirety by reference to the full text of the Form of Retention Agreement, which is filed as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.5 Form of Change of Control and Retention Agreement, dated as of March 13, 2006, by and between Interactive Intelligence, Inc. and each of Stephen R. Head, Joseph A. Staples and Pamela J. Hynes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Intelligence, Inc. (Registrant)

Date: March 17, 2006	By:	/s/ Stephen R. Head
Stephen R. Head Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer